Filed pursuant to Rule 433
                                                         File No.: 333-130755-03


Banc of America Commercial Mortgage Inc., Commercial Mortgage
Pass-Through Certificates, Series 2006-4  - $2.727B NEW ISSUE CMBS

Lead Mgrs:        Banc of America Securities / Deutsche Bank Securities
Co-Mgrs:          Credit Suisse / JPMorgan
Rating Agencies:  Moody's and S&P

Class Size($mm)(MDY'S/S&P) WAL   Sprd    Yld     Cpn    Mod Dur    PX
A-1      45.0    Aaa/AAA   3.15   S+3   5.2856  5.3630   2.787    100.250807
A-2     162.0    Aaa/AAA   4.87   S+16  5.4325  5.5220   4.158    100.502688
A-3A    132.0    Aaa/AAA   6.86   S+24  5.5507  5.6000   5.544    100.500751
A-3B     25.0    Aaa/AAA   6.95   S+24  5.5523  5.6010   5.603    100.504294
A-AB     81.3    Aaa/AAA   7.03   S+24  5.5537  5.6020   5.633    100.505441
A-4     885.1    Aaa/AAA   9.75   S+25  5.6125  5.6340   7.304    100.505451
A-1A    578.8    Aaa/AAA    **NO LONGER AVAILABLE**
A-M     272.7    Aaa/AAA   9.93   S+29  5.6558  5.6750   7.393    100.502394
A-J     201.1    Aaa/AAA   9.95   S+31  5.6760  5.6950   7.393    100.503640
B        20.5    Aa1/AA+   9.95   S+35  5.7160  5.7340   7.379    100.500949
C        34.1    Aa2/AA    9.95   S+37  5.7360  5.7540   7.372    100.503407
D        23.9    Aa3/AA-   9.95   S+38  5.7460  5.7640   7.368    100.504637
XP    2,661.0    Aaa/AAA   5.68  Tsy+70 5.5020  0.6143   2.854    2.348756

Expected Timing
  Settlement         -  August 29, 2006
  Dated Date         -  August 1, 2006
  First Cpn Payment  -  September 10, 2006
  Rated Final        -  July 10, 2046

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH
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